                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                     ---------------------------------------
                               2ND QUARTER RESULTS
                               -------------------

         Clifton, New Jersey - October 31, 2007 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank (the "Bank"), today announced the results of its operations for the three and six months ended September 30, 2007. Net income was $490,000 for the three months ended September 30, 2007, a decrease of $196,000, or 28.6%, as compared to $686,000 for the three months ended September 30, 2006. Net income was $1.052 million for the six months ended September 30, 2007, a decrease of $406,000, or 27.8%, as compared to $1.458 million for the six months ended September 30, 2006. Net income decreased primarily due to the continued increase in interest expense for higher costing deposits. The unfavorable yield curve coupled with the competitive pricing environment for deposits has continued to cause a decrease in the Company's net interest margin and spread. Both basic and diluted earnings per common share were $0.02 for both the three months ended September 30, 2007 and 2006, and $0.04 for the six months ended September 30, 2007 as compared to $0.05 for the six months ended September 30, 2006, a decrease of 20.0%. Cash dividends paid per common share were $0.05 for both the three months ended September 30, 2007 and 2006, and $0.10 for both the six months ended September 30, 2007 and 2006.

         John A. Celentano, Jr., Chairman and Chief Executive Officer of the Company, stated, "Our results, like those of other regional banks, primarily reflect the narrow spread between rising interest rates paid on deposits and rates on mortgages loans and securities which have not increased as fast. While some of our competitors have reacted to the narrowing spread by chasing additional higher rate deposits which narrow the spread even more, we have resisted. To the contrary, our strategy is to raise interest rates on deposits prudently, slowly and conservatively."

         "While our net income and net interest income decreased over the last three and six month periods, our income taxes and liabilities also decreased. Moreover, despite the general downturn in the housing market, our mortgage loans continued to increase."

         Net interest income decreased $650,000, or 15.9%, for the three months ended September 30, 2007, to $3.45 million, as compared to $4.10 million for the three months ended September 30, 2006, reflecting an 22 basis point decrease in the net interest margin coupled with a decrease of $33.9 million in average net interest-earning assets. Average interest-earning assets decreased $48.3 million, or 6.0%, which consisted of decreases of $3.8 million in mortgage-backed securities, $60.3 million in investment securities, and $1.7 million in loans, partially offset by an increase of $17.5 million in other interest-earning assets. Other interest-earning assets increased primarily due to the redeployment of repayments of mortgage-backed securities and investment securities into higher yielding cash and cash equivalents and, to a lesser degree, into higher yielding loans. Average interest-bearing liabilities decreased $14.4 million, or 2.3%, which consisted of a decrease of $16.6 million in borrowings, partially offset by an increase of $2.1 million in interest-bearing deposits. Net interest margin decreased to 1.83% for the quarter ended September 30, 2007, from 2.05% for the quarter ended September 30, 2006. The net interest rate spread decreased 21 basis points to 1.06%, as the 33 basis point increase to 5.02% in the average yield earned on interest-earning assets was not sufficient to offset the 54 basis point increase to 3.96% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment that the Company continued to experience during the quarter ended September 30, 2007.

         Net interest income decreased $1.37 million or 16.3%, for the six months ended September 30, 2007, to $7.01 million as compared to $8.38 million for six months ended September 30, 2006, reflecting a decrease of $33.2 million in average net interest-earning assets coupled with a 22 basis point decrease in the net interest margin. Average interest-earning assets decreased $49.7 million, or 6.2%, which consisted of decreases of $15.2 million in mortgage-backed securities and $52.3 million in investment securities, partially offset by increases of $3.2 million in loans and $14.6 million in other interest-earning assets. Other interest-earning assets and loans increased primarily due to the redeployment of repayments of mortgage-backed securities and investment securities into these higher yielding assets. Average interest-bearing liabilities decreased $16.5 million, or 2.7%, which consisted of a decrease of $14.8 million in borrowed funds coupled with a decrease of $1.7 million in interest-bearing deposits. Net interest margin decreased to 1.86% for the six months ended September 30, 2007, from 2.08% for the six months ended September 30, 2006. The net interest rate spread decreased 25 basis points to 1.09%, as the 36 basis point increase to 4.98% in the average yield earned on interest-earning assets was not sufficient to offset the 61 basis point increase to 3.89% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment that the Company continued to experience during the six months ended September 30, 2007.

         The provision for loan losses recorded during the three months ended September 30, 2007 increased $70,000 or 350.0% to $90,000 from $20,000 for the same period in 2006, and the provision recorded during the six months ended September 30, 2007 increased $20,000 or 28.6% to $90,000 from $70,000 for the same period in 2006. The larger provisions in the current periods were largely the result of increases in non-performing loans, and to a lesser extent, increases in the loan portfolio balance. Non-performing loans increased from $258,000 at March 31, 2007 (consisting of two one- to four-family residential real estate loans) to $562,000 at September 30, 2007 (consisting of four one- to four-family residential real estate loans and one commercial real estate loan). At June 30, 2007, the $203,000 in non-performing loans consisted of three one- to four-family residential real estate loans. The percentage of non-performing loans to total loans, which has been consistently low and remained under 0.06% to total gross loans at previous period ends, rose to 0.13% at September 30, 2007. There were no non-performing loans as of September 30, 2006. The gross loan portfolio increased $17.2 million, or 4.1%, from $416.4 million at June 30, 2007 to $433.6 million at September 30, 2007 and $14.5 million or 3.5% from March 31, 2007 to September 30, 2007. The previous year's three and six month increases in the gross loan portfolio were $6.7 million, or 1.6% and $24.1 million or 6.0%, respectively.

         Non-interest income increased $217,000 or 314.5%, to $286,000 for the three months ended September 30, 2007 as compared to $69,000 for the three months ended September 30, 2006, and $425,000 or 319.5%, to $558,000 for the six months ended September 30, 2007 as compared to $133,000 for the six months ended September 30, 2006, due to the addition of $227,000 and $450,000, respectively, in income from bank owned life insurance that was purchased in February 2007.

         Non-interest expense decreased $10,000 or 0.3%, to $3.05 million for the three months ended September 30, 2007 as compared to $3.06 million for the three months ended September 30, 2006. The larger changes were decreases of $39,000, or 13.1% in directors' compensation and $21,000 or 28.8% in legal expenses, partially offset by an increase of $56,000, or 17.1% in miscellaneous expenses. Non-interest expense increased $20,000 or 0.3% to $6.14 million at September 30, 2007 from $6.12 million for the six months ended September 30, 2006. The larger changes were a $46,000 or 1.3% increase in salaries and employee benefits, a $27,000 or 5.6% increase in net occupancy expense of premises, and a $73,000, or 10.4% increase in miscellaneous expenses, partially offset by a decrease of $72,000 or 12.1% in directors' compensation and $24,000 or 5.1% in equipment expenses. All these changes are considered individually insignificant between periods.

         Income taxes decreased $298,000 or 74.3%, to $103,000 from $401,000 for the three months ended September 30, 2007 and 2006, respectively, and decreased $580,000 or 67.4%, to $281,000 from $861,000 for the six months ended September 30, 2007 and 2006, respectively, as a result of lower pre-tax income, coupled with an increase in tax-exempt income from bank owned life insurance. The overall effective income tax rates for the three and six months ended September 30, 2007 were 17.4% and 21.1%, respectively, as compared with 36.9% and 37.1%, respectively, for the same periods in 2006.

         The Company's total assets decreased $13.1 million, or 1.6%, to $791.9 million as of September 30, 2007, from $805.0 million at March 31, 2007. Net loans increased $14.0 million, or 3.3%, to $432.6 million at September 30, 2007 from $418.6 million at March 31, 2007, primarily due to internal origination volume coupled with the purchase of $10.9 million of loans, which more than offset repayment levels. Securities, including both available for sale and held to maturity issues, decreased $10.6 million, or 3.5%, to $295.3 million at September 30, 2007, from $305.9 million at March 31, 2007. Cash and cash equivalents decreased by $18.4 million, or 44.8%, to $22.7 million at September 30, 2007 as compared to $41.1 million at March 31, 2007. The funds received from maturities and repayments of securities, along with cash and cash equivalents, were mainly redeployed into higher yielding loans.

         Total liabilities decreased $4.2 million, or 0.7%, to $616.2 million at September 30, 2007, from $620.4 million at March 31, 2007. Deposits decreased $4.1 million, or 0.7%, from $567.5 million as of March 31, 2007 to $563.4 million at September 30, 2007, which was partially offset by an increase of $200,000, or 0.4% in borrowed funds, which had a balance of $45.5 million at September 30, 2007 as compared to $45.3 million at March 31, 2007. During the period ending September 30, 2007, a $5.0 million two-year advance with a fixed rate of 4.71% was originated, while $4.8 million of long-term borrowings were repaid in accordance with their original terms.

         Total stockholders' equity decreased $9.0 million, or 4.9%, to $175.6 million at September 30, 2007 from $184.6 million at March 31, 2007. The decrease resulted primarily from the repurchase of approximately 905,000 shares of Company common stock for $10.2 million, cash dividends paid of $1.1 million, and a net increase in unrealized losses of $115,000 on the available for sale securities portfolios, partially offset by net income of $1.1 million, ESOP shares committed to be released of $415,000, and $873,000 for stock options and awards earned under the Company's 2005 Equity Incentive Plan and related tax benefits.

         The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA

                                                       AT SEPTEMBER 30,        AT MARCH 31,
                                                    -------------------------------------------------------------
                                                            2007                   2007              % Change
                                                    ----------------------  -------------------   ---------------
                                                                (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                           $    791,864            $   805,042            -1.64%
Loans receivable, net                                       432,580                418,616             3.34%
Cash and cash equivalents                                    22,702                 41,105           -44.77%
Securities                                                  295,330                305,860            -3.44%
Deposits                                                    563,411                567,459            -0.71%
Borrowed funds                                               45,529                 45,346             0.40%
Total equity                                                175,622                184,598            -4.86%


                                                                   SIX MONTHS
                                                               ENDED SEPTEMBER 30,
                                                    -------------------------------------------------------------
                                                            2007                   2006              % Change
                                                    ----------------------  -------------------   ---------------
                                                              (Dollars in thousands)
OPERATING DATA:
Interest income                                        $     18,806            $    18,594             1.14%
Interest expense                                             11,797                 10,216            15.48%
                                                    ----------------------  -------------------
Net interest income                                           7,009                  8,378           -16.34%
Provision for loan losses                                        90                     70            28.57%
                                                    ----------------------  -------------------
Net interest income after
   provision for loan losses                                  6,919                  8,308           -16.72%
Noninterest income                                              558                    133           319.55%
Noninterest expense                                           6,144                  6,122             0.36%
                                                    ----------------------  -------------------
Earnings before income taxes                                  1,333                  2,319           -42.52%
Total income taxes                                              281                    861           -67.36%
                                                    ----------------------  -------------------
Net earnings                                           $      1,052            $     1,458           -27.85%
                                                    ======================  ===================
Basic and diluted earnings per share                   $       0.04            $      0.05           -20.00%
                                                    ======================  ===================

                                                                   THREE MONTHS
                                                                ENDED SEPTEMBER 30,
                                                    -------------------------------------------------------------
                                                            2007                   2006              % Change
                                                    ----------------------  -------------------   ---------------
                                                              (Dollars in thousands)
OPERATING DATA:
Interest income                                        $      9,447            $     9,398             0.52%
Interest expense                                              6,001                  5,299            13.25%
                                                    ----------------------  -------------------
Net interest income                                           3,446                  4,099           -15.93%
Provision for loan losses                                        90                     20           350.00%
                                                    ----------------------  -------------------
Net interest income after
   provision for loan losses                                  3,356                  4,079           -17.72%
Noninterest income                                              286                     69           314.49%
Noninterest expense                                           3,049                  3,061            -0.39%
                                                    ----------------------  -------------------
Earnings before income taxes                                    593                  1,087           -45.45%
Total income taxes                                              103                    401           -74.31%
                                                    ----------------------  -------------------
Net earnings                                           $        490            $       686           -28.57%
                                                    ======================  ===================
Basic and diluted earnings per share                   $       0.02            $      0.02             0.00%
                                                    ======================  ===================

                                                        AT OR FOR THE SIX             AT OR FOR THE THREE
                                                           MONTHS ENDED                   MONTHS ENDED
                                                          SEPTEMBER 30,                  SEPTEMBER 30,
                                                   -----------------------------  -----------------------------
                                                        2007          2006             2007          2006
                                                        ----          ----             ----          ----
PERFORMANCE RATIOS (1):
Return on average assets                                 0.26%         0.35%            0.25%         0.33%
Return on average equity                                 1.17%         1.50%            1.10%         1.42%
Interest rate spread (2)                                 1.09%         1.34%            1.06%         1.27%
Net interest margin (3)                                  1.86%         2.08%            1.83%         2.05%
Noninterest expense to average assets                    1.54%         1.48%            1.53%         1.49%
Efficiency ratio (4)                                    81.19%        71.93%           81.70%        73.44%
Average interest-earning assets to
   average interest-bearing liabilities                  1.25x         1.29x            1.24x         1.29x
Average equity to average assets                        22.64%        23.55%           22.46%        23.49%
Basic/diluted earnings per share                      $  0.04       $  0.05          $  0.02       $  0.02
Cash dividends paid per common share                  $  0.10       $  0.10          $  0.05       $  0.05
Dividend payout ratio                                  102.28%        83.68%          107.96%        87.61%

CAPITAL RATIOS:
Tangible capital                                        18.59%        17.64%           18.59%        17.64%
Core capital                                            18.59%        17.70%           18.59%        17.70%
Risk-based capital                                      46.46%        46.03%           46.46%        46.03%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total gross loans                                     0.33%         0.31%            0.33%         0.31%
Allowance for loan losses as a percent of
   nonperforming loans                                 256.23%          N/A           256.23%          N/A
Net charge-offs to average outstanding
   loans during the period                               0.00%         0.00%            0.00%         0.00%
Nonperforming loans as a percent of
   total loans                                           0.13%         0.00%            0.13%         0.00%
Nonperforming assets as a percent of
   total assets                                          0.07%         0.00%            0.07%         0.00%

OTHER DATA:
Number of:
   Real estate loans outstanding                        2,302         2,336            2,302         2,336
   Deposit accounts                                    33,372        35,087           33,372        35,087
   Full service customer service facilities                10            10               10            10

--------------------------------------
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.